EXHIBIT 99.1

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Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Provides Operations Update

Natchez, MS (September 22, 2010)—Callon Petroleum Company (NYSE: CPE), today provided an update on its onshore drilling activity, increase in reserves and management changes.

OPERATIONAL HIGHLIGHTS
•
Proved reserves increased to 13.0 million net barrels of oil equivalent (MMBoe) at September 1, 2010, representing a 34% increase from December 31, 2009. Reserve additions were primarily driven by Callon’s successful development drilling activity in the Permian Basin and Haynesville Shale plays.

•
Production from the Wolfberry oil play in the Permian Basin is currently 500 net barrels of oil equivalent per day (Boe/d) up 43% since year end 2009.  The company has added a second rig in the play and forecasts production to approach a 1,000 net Boe/d exit rate by year-end.

•
First production from the George R. Mills Well No. 1H in the Haynesville Shale commenced on September 3, 2010.   The well is currently producing at a restricted rate of 10-12 million gross cubic feet of natural gas equivalent per day (MMcfe/d).

•	Gary Newberry has been promoted to Senior Vice President – Operations, as Steve Hinchman leaves to become Chief Executive Officer of another E&P company.

 “We have made significant progress in growing onshore production and converting probable reserves into proved reserves, which is consistent with our strategic growth plan to reinvest cash flow generated from our offshore assets into onshore plays offering long-term growth potential with a balance between oil and natural gas production,” comments Fred Callon, Chairman and Chief Executive Officer. “Our development drilling program in the onshore Wolfberry oil play of the Permian Basin has resulted in a 43% increase in onshore oil production to date.  With a drilling inventory of 125 remaining locations in the Wolfberry oil play, based on a 40-acre development plan, we have strong visible growth potential and we are actively pursuing complementary bolt-on acquisitions to build and solidify our position.”  He notes further that “We successfully drilled and completed our first Haynesville shale well, which now holds our leasehold position in that play.”

Operations Update

Oil and Natural Gas Reserves. Through its successful activities in the Wolfberry and Haynesville plays Callon has added  4.4 net MMBoe of proved reserves, representing a 35% increase since the beginning of 2010. Proved reserves as of September 1, 2010 are as follows:
	Oil (MMBo)	Gas (Bcf)	Oil Equivalent (6:1) (MMBoe)
PDP	1.9	9.8	3.5
PDNP	2.3	3.1	2.8
PUD	3.4	19.6	6.7
Total	7.6	32.5	13.0

Callon’s Wolfberry development activity and consolidation of interest in its three development areas contributed 2.1 net MMBoe (primarily oil) and the successful completion of the Haynesville Shale development well contributed 2.3 net MMBoe (primarily gas).  “These additions to our proved reserves demonstrate the success we are having in our new onshore developments,” Gary Newberry, Senior Vice President of Operations explains.  “We have made significant progress in diversifying our portfolio and our team is executing well in our operations and developments.”

Onshore – Permian Basin (Wolfberry Oil). Results in the company’s Permian Basin Wolfberry development drilling program are exceeding expectations.  As a result, earlier this month the company added a second drilling rig in the play.  Ten wells have been drilled to date and the company plans to drill a total of 23 net wells by the end of 2010.  Callon’s net production has increased from 350 net Boe/d to 500 net Boe/d in September as a result of its development drilling activity.    The company expects to exit the year at nearly 1,000 net Boe/d.  In addition, Callon has increased its interest in the East Bloxom Development Area, located in Upton County, from an average 47% working interest to 100% working interest through a number of small acquisitions and a farm-ins.  As a result, Callon controls the activity in three development areas encompassing 11 sections (6,656 net acres).

Callon currently has an inventory of 330 well locations in the Wolfberry oil play, 154 of which are 40-acre development locations.  As operator and with no significant drilling obligations, the company can increase or decrease its pace of development as appropriate.

Onshore – Shale Gas (Haynesville Shale). Callon has successfully completed its first Haynesville Shale well in north Louisiana.  The George R. Mills No. 1H Well was placed on production on September 3, 2010.  The rate is being restricted to between 10 and 12 gross MMcfe/d to prevent any damage to the completion and maximize ultimate recovery.  The well is currently flowing up the casing at a rate of 10.5 gross MMcfe/d on an 18/64-inch choke and a wellhead casing pressure of 7,000 pounds per square inch.  The well continues to cleanup while flowing back at restricted rates.   Callon has no remaining drilling obligations in its Haynesville Shale position and currently plans to remobilize a rig to the area once natural gas prices warrant continued development.

Production Guidance Reaffirmed. The company reaffirmed production guidance for the third quarter and full-year 2010, previously announced on August 5, 2010. Production for the third quarter is expected to range between 24 and 27 million cubic feet of natural gas equivalent per day.

Management Change

Gary A. Newberry, Vice President of Production and Development, has been named Senior Vice President, Operations.   Steven B. Hinchman, formerly Executive Vice President and Chief Operating Officer, will be leaving the company at the end of September to assume the position of Chief Executive Officer at another E & P company.

“Gary joined Callon to execute the new business strategy we adopted last year, so he is able to step into his new role and provide a seamless transition while maintaining continuity of focus”, Fred Callon adds. “Gary’s contributions to Callon’s operational accomplishments and strategic growth plan this year have been critical to our success. His experience will help us to further diversify our onshore asset base, expand our resource potential and build our inventory of long-life onshore oil projects in the Permian Basin and low-cost, high-return projects in the unconventional gas shale plays like the Haynesville.”

Newberry joined the company in April of this year. Prior to joining Callon, he served as Operations Manager and managed production and drilling operations in the Mid-continent, Rockies, Alaska and the Permian Basin for Marathon Oil Company. He retired from Marathon after 33 years of service. Newberry graduated from Marietta College in 1977 with a B.S. degree in Petroleum Engineering. Since joining Callon, he has been instrumental in helping build the operations team and executing and managing the company’s operations in the Permian Basin and the Haynesville Shale.

“We would like to thank Steve for his contributions to the company during his tenure and wish him every success in his new role,” Callon stated.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.

This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review.  It can be accessed from the “News Releases” link on the right side of the homepage.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include statements regarding oil and gas reserves, the number of wells we may drill, the results of those wells and other statements using the words believe, project, expect and similar words.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are the availability of drilling rigs, our ability to secure required drilling permits and satisfy other regulatory requirements, governmental regulation, the success of the wells we drill, and operation hazards such as blow-outs.  These and other relevant risks are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and quarterly reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

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